UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2025
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of David Welsh from the Board of Directors; Appointments of Lead Independent Director, Chair of the Nominating and Governance Committee and Chair of the Compensation Committee
On September 26, 2025, David Welsh resigned from the Five9, Inc. (the “Company”) Board of Directors (the “Board”) as a Class II director, as the chair and a member of the Nominating and Governance Committee and as Lead Independent Director. Mr. Welsh’s resignation was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices. The Board thanks Mr. Welsh for his commitment to the Company and service on the Board and as Lead Independent Director and Chair of the Board’s Nominating and Governance Committee.
In connection with Mr. Welsh’s resignation from the Board, the Board appointed Robert Zollars as the Lead Independent Director, Jonathan Mariner as the chair of the Nominating and Governance Committee and Michael Burdiek as the chair of the Compensation Committee (replacing Mr. Zollars who had been serving as chair of the Compensation Committee).
Appointment of Sudhakar Ramakrishna to the Board of Directors and Nominating and Governance Committee
On September 26, 2025, the Board appointed Mr. Sudhakar Ramakrishna to serve on the Board. Mr. Ramakrishna will serve as a Class II director, with a term expiring at the Company's 2028 annual meeting of stockholders. Mr. Ramakrishna will also serve on the Nominating and Governance Committee of the Board.
Mr. Ramakrishna has served as the Chief Executive Officer and President of SolarWinds Corporation, a provider of secure observability and IT management software, since January 2021 and as a director of SolarWinds Corporation since December 2020. Prior to SolarWinds, Mr. Ramakrishna served as the Chief Executive Officer and director of Pulse Secure, LLC, a provider of secure and zero trust access solutions for Hybrid IT environments, from July 2015 until its acquisition by Ivanti Inc. in December 2020. Mr. Ramakrishna has served as a member of the board of directors of Cardinal Health, Inc., a healthcare services and products company, since April 2025, and as a member of the board of directors of Model N, Inc., a private provider of revenue management systems for life science and advanced technology companies, since November 2024. Mr. Ramakrishna also previously served as a member of the board of directors of SADA Systems, LLC from January 2022 until its acquisition in December 2023, as a member of the board of directors of SailPoint Technologies Holdings, Inc., a provider of enterprise identity security solutions, from July 2021 until its acquisition in August 2022, and as a member of the board of directors of Enterprise 4.0 Technology Acquisition Corp., a special purpose acquisition company focused on technology targets, from October 2021 to March 2023. Mr. Ramakrishna holds an M.S. in Computer Science from Kansas State University and a Master’s of Management from Northwestern University’s Kellogg School of Management.
There are no understandings or arrangements between Mr. Ramakrishna and any other person pursuant to which Mr. Ramakrishna was selected to serve as a director of the Company. There are no relationships between Mr. Ramakrishna and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Mr. Ramakrishna will receive cash and equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Mr. Ramakrishna’s initial equity grants consist of (A) a restricted stock unit (“RSU”) award with an award value of $400,000, with the number of RSUs to be determined by dividing $400,000 by $25.12 (the closing trading price of the Company’s common stock on the date of grant of September 26, 2025 (such price, the “Reference Price”)), which award will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to Mr. Ramakrishna’s continued service through such vesting dates; and (B) a prorated RSU award with an award value equal to $133,333.33, with the number of RSUs to be determined by dividing $133,333.33 by the Reference Price, which award will vest in full in one installment on the first anniversary of the date of grant, subject to Mr. Ramakrishna’s continued service through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Policy, Mr. Ramakrishna will not be eligible for the regular 2026 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2026 annual meeting of stockholders, but would be eligible for regular automatic annual grants thereafter assuming his continued service on the Board.
In connection with his appointment to the Board, the Company entered into an indemnification agreement with Mr. Ramakrishna in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Mr. Ramakrishna to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: September 30, 2025	By:	/s/ Bryan Lee
Bryan Lee
Chief Financial Officer